Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 89 to the Registration Statement No. 811-02841 on Form N-1A of our report(s) dated December 21, 2006 relating to the financial statements and financial highlights of Fidelity Capital Trust, including Fidelity Small Cap Independence Fund, appearing in the Annual Report(s) on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2006.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
February 26, 2006